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                                                                    EXHIBIT 10.7


INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, IS OMITTED AND IS NOTED WITH **. A COPY OF THIS AGREEMENT, INCLUDING ALL INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

            AGREEMENT FOR CREDIT MONITORING BATCH PROCESSING SERVICES

This AGREEMENT FOR CREDIT MONITORING BATCH PROCESSING SERVICES by and among EQUIFAX CONSUMER SERVICES, INC., a Georgia corporation with a principal place of business at 1550 Peachtree Street, N.W., Atlanta 30309 ("Consumer Services"), INTERSECTIONS INC. a Delaware corporation with its principal place of business at 14930 Bogle Drive, Chantilly, Virginia 20151 ("Intersections") and CREDITCOMM SERVICES LLC, a Delaware limited liability company with a its principal place of business at 14930 Bogle Drive, Chantilly, VA 20151 ("CreditComm"), is entered into as of November 27, 2001 (the "Effective Date")

WHEREAS, Equifax Credit Information Services, Inc. N/K/A Equifax Information Services LLC ("Equifax"), CreditComm and Processor, entered into an Agreement - Consumer Disclosure Service effective April 7, 1997, regulating the provision, access to and use of certain Equifax credit information and the resale of that information in the form of "CreditCompare" and "Credit Monitoring" Services to Consumer Subjects, all on the terms and conditions set forth therein (the "Data Agreement"); and

WHEREAS, Equifax, CreditComm and Processor later entered into a First Addendum to the Data Agreement, dated March 30, 2001, permitting Intersections and Processor to access and use Equifax credit information and resale that information in the form of CreditCompare and Credit Monitoring Services to consumer subjects in electronic format via the internet, all on the terms and conditions set forth therein; and

WHEREAS, CreditComm is a wholly-owned subsidiary of Intersections, and

WHEREAS, Equifax, CreditComm, Intersections and Processor are contemporaneously with this Agreement entering into a Second Amendment to the Data Agreement providing for certain pricing and other changes; and

WHEREAS, Consumer Services has entered into with Intersections and CreditComm a certain Marketing, Operational and Cooperative Services Agreement, dated November 27, 2001 (the "Commercial Agreement"), pursuant to which Intersections, CreditComm and Consumer Services agree to cooperate on a number of commercial projects including the transition by Intersections of all of its one bureau and dual bureau credit monitoring or other reports to use Equifax credit information as the exclusive credit information incorporated in such services; and

WHEREAS, in order to fully comply with certain agreements and commitments made in the Commercial Agreement and the Data Agreement, as ammended, Intersections will need certain Credit Monitoring Batch Processing services;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties now agree as follows:

1.   DEFINITIONS. The following definitions shall apply:

     1.1. "Intersections" shall mean and include CreditComm Services LLC, Intersections Inc., or Processor, unless otherwise specified herein or unless the context otherwise requires.

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     1.2. "Intersections Monitoring Products" shall mean the single, dual and triple bureau credit monitoring products sold to consumers by Intersections under various names.

     1.3. "Member" shall mean a consumer who has purchased a an Intersections Monitoring Product.

     1.4. "Member Information" shall mean information about a Member that is provided by Intersections to Equifax for purposes of the Credit Monitoring Batch Services.

2.   EXCLUSIVITY.

     2.1. Intersections shall use Equifax credit information as the sole component of all of its existing and future one-bureau Intersections Monitoring Products that require credit information. In addition, Intersections shall utilize Equifax credit information as one of the two bureaus used in any of its dual bureau Intersections Monitoring Products, and as one of the three bureaus used in any tri-bureau Intersections Monitoring Products requiring credit information unless an Intersections' client makes a specific request not to include Equifax.

        2.2. Intersections shall use its best efforts to transition all of its existing one bureau and dual bureau Intersections Monitoring Products to use Equifax credit information as its underlying component, not later than one hundred and eighty (180) days after Equifax provides to Intersections the creditor contact information required by Section 3.4 hereof.

        2.2.1. Intersections will, on a monthly basis, report to Consumer Services the number of its Intersections Monitoring Products Customers who have been converted to Equifax and the number still to be converted.

        2.2.2. Consumer Services will cooperate with Intersections in its transition efforts including providing such reasonable assistance that Intersections may request (subject to any legal, or contractual obligations restraining Equifax's actions).

3.   SERVICES.

         3.1. Consumer Services shall provide to Intersections solely for the purposes of including the same in the Intersections Monitoring Products Credit Monitoring Batch Processing services ("Credit Monitoring Batch Service") consisting of a batch processing service that monitors a Member's credit file on a daily basis, capturing specific changes to a Member's credit file. Consumer Services shall deliver a file containing these changes to Intersections.

         3.2. Intersections shall use the information received as part of the Credit Monitoring Batch Service only to calculate the changes to a Members' credit information for purposes of reporting the same as part of an Intersections Monitoring Product.

         3.3. Intersections reserves the right to modify or increase the number of data elements that are scanned for in the Credit Monitoring Batch Service. The initial data elements shall be: trade lines, new Inquiries, and address changes.

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         3.4. Consumer Services shall endeavor, using commercially reasonable means, to make available to Intersections access to the Equifax creditor contact information in electronic format no later than ninety (90) days after the Effective Date.

         3.5. Consumer Services will deliver the credit Information through the Credit Monitoring Batch Service for all Members known to Consumer Services at the beginning of each month and for any additional new Members whom Intersections informs Consumer Services of during the month. Credit information provided through the Credit Monitoring Batch Service will be discontinued as to any Member cancellation as of the beginning of the next month after Intersections notifies Consumer Services of such cancellation.

         4. CONFIGURATION. Each party will, at its expense, be responsible for configuring its hardware and software so that it is capable of receiving and or using the Credit Monitoring Batch Services, in accordance with this Agreement. Equifax will notify Intersections that the Credit Monitoring Batch Services are configured in accordance with the Agreement, at which time, Equifax will make the Credit Monitoring Batch Services available to Intersections.

5.   PRICING.

         5.1. Fees. The fees applicable to the Credit Monitoring Batch Service provided hereunder shall be inclusive as follows:

          Credit Monitoring Batch   $ ** per month for each Member without
          Processing Services       regard to whether any changes are identified

----------------------
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

         Intersections will pay to Equifax the fees for the Credit Monitoring Batch Services as described above, which will be payable by Intersections upon receipt of Equifax's invoice therefor. Fees payable under this Agreement are not subject to reduction or set-off for any costs, expenses or liabilities incurred by Intersections.

         5.2. Conditions. If at any time, Intersections fails for a thirty-day period to satisfy the exclusivity requirements of section 1, Consumer Services may change such pricing for all future purchases to its then current pricing based on volume.

         5.3. Failure to Pay Timely. In the event that Intersections fails to timely pay in whole or in part, any invoice presented by Equifax hereunder Equifax, reserves the right to (i) suspend the Credit Monitoring Batch Services until all overdue amounts have been paid and or (ii) change Intersections' payment terms to require payment in advance. Intersections' repeated or continued failure to timely pay invoices when due, may result in Equifax exercising its rights of termination under Section 8.2.

         5.4. Taxes. All fees quoted in this Agreement are exclusive of any sales, use or other tax related to the parties' performance of their obligations or exercise of their rights under this Agreement. Intersections will be responsible for any sales, use or other tax related to the parties' performance of their obligations or exercise of their rights under this Agreement regardless of whether such tax is currently existing or later enacted. Notwithstanding the foregoing, Intersections will not be responsible for taxes imposed on the revenues or income of Equifax.

         5.5. Records Retention. Unless otherwise provided in this Agreement, Equifax may maintain records and books of accounts relating to the computation of the fees owed by Intersections following termination of this Agreement and other records regarding the performance of the Credit Monitoring Batch Services.

         5.6. Disputed Amounts. If Intersections disputes the accuracy or applicability of a charge or credit, Intersections will notify Equifax of such dispute as soon as practicable, but in no event later than sixty (60) days, after such discrepancy has been discovered. In no event will Intersections initiate a dispute regarding the accuracy or applicability of a charge or credit more than one (1) year after the invoice date first reflecting such charge or credit. The parties will investigate and resolve the dispute in a timely fashion. Intersections will pay any undisputed amounts (including undisputed amounts in an invoice containing a disputed charge) in accordance with this Agreement, and Equifax will promptly credit to Intersections any undisputed credit amounts. A party will pay or credit to the other within ten days after resolution of a dispute, any amounts agreed to be paid or credited by it.

6.       MEMBER INFORMATION.

         6.1 Disclosure and Use. Intersections hereby grants to Equifax a nonexclusive license to: (a) use Member Information as required to provide the Credit Monitoring Batch Services, and internally analyze the performance of the Credit Monitoring Batch Services; (b) disclose the items of Member Information to its subcontractors (including its affiliates) for the sole purpose of providing the Credit Monitoring Batch Services and assisting Equifax in its performance of its obligations under this Agreement; and (c) disclose Member Information as required by law or the operation of the Credit Monitoring Batch Services. Equifax will not, and will use reasonable efforts to ensure that its subcontractors (including its affiliates) do not, use or disclose Member Information in any way other than as expressly permitted under this Agreement. Without limiting the foregoing, Equifax will not, and will use reasonable efforts to cause its subcontractors (including its affiliates) not to, modify, update or make any notations in any Equifax database based on the Member Information except for the addition of a statement in the consumer report of the Member indicating that such report was delivered to Intersections at the Member's request (including the date of delivery). Equifax will use at least industry-standard methods to protect the security of Member Information.

         6.2 Ownership. Except as otherwise provided in this Agreement, as between Intersections and Equifax: (a) Intersections and its suppliers retain all right, title and interest in and to all intellectual property rights embodied in or associated with the Member Information, except for that identified in the immediately following clause (b), and (b) Equifax and its suppliers retain all right, title and interest in and to all intellectual property rights embodied in or associated with the Credit Monitoring Batch Services except for the Member Information. Aggregation data created from Member Information by Equifax shall be and remain the property of Equifax. There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee under this Agreement are reserved by the licensor or its suppliers. Neither party will exceed the scope of the licenses granted under this Agreement.

         6.3 Equifax Credit Watch Members. Notwithstanding the foregoing paragraph 6.2, nothing in this Agreement is intended to define or transfer the ownership of any information of a Member who has purchased Equifax Credit Watch (Offline) to be fulfilled by Intersections.

Rights in such information are to be governed by the Commercial Agreement or other agreements between the parties.

7.       WARRANTIES.

         7.1 Performance of Credit Monitoring Batch Services. Equifax warrants that (a) it, and each of the subcontractors that it uses to provide and perform the Credit Monitoring Batch Services, have the necessary knowledge, skills, experience, qualifications and resources to provide and perform the Credit Monitoring Batch Services in accordance with this Agreement; and (b) the Credit Monitoring Batch Services will be performed in a diligent, workmanlike manner.

         7.2 Member Information. Intersections warrants that it either owns, or has the right to provide to Equifax according to Section 6.1 of the Agreement, the Member Information.

         7.3      Disclaimer. Except as otherwise expressly stated in this
Section 7.3, each party provides all materials and services to the other party "as is," and each party disclaims all warranties and conditions, express, implied or statutory, including without limitation the implied warranties of title, non-infringement, and merchantability and fitness for a particular purpose. Except as otherwise expressly stated in this Agreement, Equifax does not warrant that the Credit Monitoring Batch Services operate uninterrupted or error-free. Equifax does not warrant, and will not be liable for, either the accuracy or results of the Credit Monitoring Batch Services to the extent any inaccuracies are caused by data and/or information received from Intersections or any third party (including its affiliates). Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth in this Agreement.

8.       TERM AND TERMINATION.

         8.1. Term and Renewal. The term of this Agreement shall be five (5) years from the Effective Date hereof. This Agreement shall renew for consecutive two (2) year terms unless, written notice of nonrenewal is given by either party at least twelve (12) months prior to the effective date of the renewal.

         8.2. Termination Due to Termination of Commercial Agreement. Notwithstanding section 5.1 above, and subject to section 5.4 below, this Agreement shall automatically terminate twenty four (24) months after the date of termination or expiration of the Commercial Agreement for any reason; provided, however, that in the event that Intersections terminates the Commercial Agreement due to the material breach or default of Equifax, this Agreement shall terminate the later of (i) twenty four (24) months after the termination of the Commercial Agreement or (ii) five years after the Effective Date.

         8.3. Termination of Exclusivity. Notwithstanding the exclusivity requirement of Section 1 of this Second Addendum, in the event that (i) either Party gives notice of nonrenewal pursuant to Section 5.1, or (ii) Section 5.2 becomes operable due to the termination or expiration of the Commercial Agreement, Intersections, may, at its discretion cease purchasing Equifax Credit Information for new enrollees of Intersections Products (excluding any such Services being provided to any Equifax-affiliated company) no sooner than six
(6) months prior to the anticipated end of the Term of this Agreement.

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         8.4.     Change of Control of Intersections. Notwithstanding any
provision of this Agreement to the contrary, this Agreement shall automatically terminate thirty (30) days after termination of the Commercial Agreement by Equifax pursuant to Section 21.4.4 thereof (referencing Section 3.8 of a certain Stockholders Agreement and certain Restricted Purchasers).

         8.5.     Termination Due to Breach. If, at any time, Intersections is
(i) delinquent in the payment of any charges due Equifax pursuant to this Agreement and remains delinquent for more than thirty (30) days after notice from Equifax, or (ii) is in violation of any of the material terms of this Agreement and remains in violation for more than ten (10) days after notice from Equifax of such violation, then Equifax may, at its election, discontinue providing Services to Intersections and terminate this Agreement immediately by giving written notice to Intersections.

         8.6. Continued Effect. In the event of termination of this Agreement for any reason, the provisions of this Agreement shall remain in full force and effect as to all Equifax credit information which Intersections has requested or received from Equifax prior to the date of termination.

9. CROSS DEFAULT. Intersections acknowledges and agrees that a default under this Agreement that remains uncured after giving effect to any available notice and remedy periods, which would under such circumstances permit Equifax to terminate this Agreement, shall be a default under the Commercial Agreement and the Data Agreement.

10. INDEMNITY.

         10.1. Mutual Indemnification. Each party (the "Indemnifying Party") will indemnify and hold harmless the other party, including, but not limited to such party's affiliates, officers, employees, directors, agents, successors and assigns, (the "Indemnified Parties") against any and all damages, losses, costs and expenses, which the Indemnified Parties pay to third parties with respect to claims by such third parties based on the Indemnifying Party's willful misconduct. The Indemnified Party will also indemnify and hold harmless the Indemnified Parties from reasonable attorney's fees and expenses incurred by them in the event the Indemnifying Party does not assume the defense of such claims in accordance with Section 10.4.

         10.2. Intersections Indemnification. Intersections will indemnify and hold harmless Equifax including, but not limited to, its affiliates, officers, employees, directors, agents, successors and assigns (the "Equifax Indemnitees"), against any and all damages, losses, costs and expenses, which the Equifax Indemnitees pay to third parties with respect to claims by such third parties based on (i) Intersection's use of the Credit Monitoring Batch Services (except if such claim results from a breach of the Agreement by Equifax or the operation or the conduct of Equifax business). Intersections will also indemnify and hold harmless the Equifax Indemnitees from reasonable attorney's fees and expenses incurred by them in the event that Intersections does not assume the defense of such claims in accordance with Section 10.4.

         10.3. Equifax Indemnification. Equifax will indemnify and hold harmless Intersections including, but not limited to, its affiliates, officers, employees, directors, agents, successors and assigns (the "Intersections Indemnitees"), against any and all damages, losses, costs and expenses, which the Intersections Indemnitees pay to third parties with respect to claims by such third parties based on the infringement of such third parties intellectual property rights by (i) the Equifax Software (unless such claim results from Intersections's breach of the Agreement) or (ii) the Credit Monitoring Batch Services (unless such claim is based on the combination of the Credit Monitoring Batch Services with any process, software or hardware that is not provided by Equifax). Equifax will also indemnify and hold harmless Intersections from reasonable attorney's fees and expenses incurred by them in the event that Equifax does not assume the defense of such claims in accordance with Section 10.4.

         10.4. Conditions. The indemnified party covenants to (i) give the indemnifying party notice of the relevant claim as soon as practicable, but in all events, within a period of time that will not prejudice the rights of the indemnifying party, (ii) cooperate with the indemnifying party, at the indemnifying party's expense, in the defense of such claim, and (iii) give the indemnifying party the right to control the defense and settlement of any such claim, except that the indemnifying party will not enter into any settlement that involves a remedy other than the payment of money by the indemnifying party without the indemnified party's prior written approval which shall not be unreasonably withheld. The indemnified party will have the right to participate in the defense at its expense.

         11. LIABILITY LIMITS. Neither party will be liable to the other party or any third party for any special, exemplary, punitive, indirect, multiple, incidental or consequential damages arising out of or in connection with this Agreement whether based in contract, tort (including, without limitation, negligence) or on any other legal or equitable grounds.

         11.1. Except for the fees and expenses payable by Intersections to Equifax, in no event will either party be liable to the other party in the aggregate with respect to any and all breaches and defaults under this Agreement for an amount greater than the fees paid by Intersections to Equifax during the six (6) month period preceding a claim giving rise to such liability.

         11.2. The limitations of liability set forth in this Section 11 shall not apply in the event of a claim by either party under Section 12.

         12. CONFIDENTIAL INFORMATION. A party's "Confidential Information" is defined as any confidential or proprietary information of a party which is disclosed to the other party, is treated as secret by the disclosing party and is marked confidential, if disclosed in writing or, if disclosed orally or is incapable of being marked, is identified as confidential at the time of disclosure and is followed up by a writing by the disclosing party to the receiving party within ten (10) days of disclosure indicating the confidential nature of the information. Each party will protect the other party's Confidential Information with at least the same level of care that it uses to protect its own information of a similar nature, but in no event less than a reasonable standard of care, and will not disclose the Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than as required to perform under this Agreement. Notwithstanding the foregoing, either party may disclose the other party's Confidential Information to its Affiliates and/or subcontractors who have a need to know such

Confidential Information and who agree to observe and abide by the confidentiality obligations under this Agreement. Confidential Information does not include information which (a) is already known by the recipient, (b) becomes, through no act or fault of the recipient, publicly known or available,
(c) is received by recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by recipient without reference to the Confidential Information. The restrictions on the disclosure of Confidential Information will not apply to Confidential Information which is required to be disclosed by a court or government agency; however, the party obligated to disclose the other party's Confidential Information in those circumstances will promptly notify the other party so that party may seek a protective order and will make a reasonable effort itself to obtain a protective order for or otherwise protect the Confidential Information. The parties' confidentiality obligations under this Section 12 will continue indefinitely for so long as the Confidential Information is a trade secret under applicable law and will continue with regard to the Confidential information which does not rise to the level of a trade secret for the earlier to occur of (y) the information no longer qualifies as Confidential Information, or (z) two (2) years following the termination of this Agreement.

         12.1. Each party acknowledges that breach of this Section 12 could cause irreparable harm to the other party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each party therefore agrees that the disclosing party may, in addition to any other rights and remedies, seek injunctive relief for any threatened or actual violation or breach of this
Section 12.

13.      COMPLIANCE.

         13.1. With Laws. At its own expense, Equifax will comply with all applicable laws and regulations regarding the performance of the Credit Monitoring Batch Services. At its own expense, Intersections will comply with all applicable laws and regulations regarding the use and receipt of the Credit Monitoring Batch Services. Intersections acknowledges and agrees that in order to comply with certain state and federal laws and regulations that apply to the Credit Monitoring Batch Services Intersections (i) must obtain the Member's consent prior to Equifax gaining access to the Member's consumer report and (ii) comply in all respects with the requirements of a user of consumer reports under the Fair Credit Reporting Act (the "FCRA") including, but not limited to, providing the Member with adverse action notice as described in Section 615(a) of the FCRA in certain circumstances.

         13.2. Certification. Intersections hereby certifies that Equifax, on behalf of Intersections, and Intersections, are obtaining the Member's consumer report (or information contained therein) for the purpose of providing the Member Intersections Monitoring Products purchased by the Member in connection with a transaction initiated by the Member, and that Intersections will not use such consumer report (or information contained therein) for any other purpose.

         13.3. Export. Intersections acknowledges that the Credit Monitoring Batch Services and all related technical information, documents and materials, may be subject to export controls under the U.S. Export Administration Regulations and may be subject to import controls of Intersections's country. Intersections will (i) comply strictly with all legal requirements established under those controls; (ii) cooperate fully with Equifax in any official or unofficial audit or inspection that relates to these controls; and (iii) not export, re-export, divert or transfer, directly or indirectly, any such item (x) to Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any other country subject to U.S. trade sanctions covering the Credit Monitoring Batch Services or the related technical information, documents and materials to individuals or entities controlled by such countries, or to nationals or residents of such countries other than nationals who are lawfully admitted permanent residents of countries not subject to such sanctions; or (y) to anyone on the U.S. Treasury Department's list of specifically Designated Nationals and Blocked Persons or the U. S. Commerce Department's Table of Denial Orders.

14.      GENERAL.

         14.1. Governing Law. This Agreement will be governed and construed in accordance with the substantive laws of the State of Georgia.

         14.2. Severability; Headings. If any provision in this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

         14.3. Publicity. Neither party will issue any press release or similar publicity statement regarding this Agreement without the prior approval of both parties (not to be unreasonably withheld) or as required by law.

         14.4. Force Majeure. Except as otherwise provided, if performance under this Agreement is interfered with by any condition beyond a party's reasonable control, the affected party, upon giving prompt notice to the other party, will be excused from such performance to the extent of such condition. Force majeure includes the other party's failure to perform its obligations under this Agreement in a timely manner due to conditions that affect the Internet. In the event a force majeure (other than Intersections's failure to perform) interferes with Equifax's performance of the Credit Monitoring Batch Service, (a) Equifax will immediately take commercially reasonable steps to mitigate the force majeure as quickly as commercially reasonable to do so, and (b) if such force majeure continues for ninety (90) or more days, Intersections at its sole option may immediately terminate this Agreement.

         14.5. Independent Contractors. The parties are independent contractors, and no agency, partnership, joint venture, employee-employer or franchisor-franchisee relationship is intended or created by this Agreement. Neither party will make any warranties or representations on behalf of the other party.

         14.6. Notice. Any notices under this Agreement will be given to the appropriate party at the address specified above or at another address as the party will specify in writing. Notice will be deemed given: (i) upon personal delivery; (ii) if sent by fax, upon confirmation of receipt; or (iii) if sent by a reputable overnight courier with tracking capabilities, one (1) day after the date of mailing.

         14.7. Assignment. Neither party may assign this Agreement in whole or in part without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an Affiliate.

         14.8. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

         14.9. Entire Agreement; Waiver. This Agreement (including its Exhibits) sets forth the entire understanding and agreement of the parties, and supersede any and all oral or written agreements or understandings between the parties, as to the subject matter of such Agreements. It may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument.

         14.11.Credit Inquiries. Intersections must immediately report to Equifax any material change in its business or in the products or services sold that affect or utilize the Credit Monitoring Batch Services.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first written above.

EQUIFAX CONSUMER SERVICES, INC. ("Consumer Services") INTERSECTIONS ("Intersections")

By:  ___________________________               By: __________________________

Name:  _________________________               Name: _________________________

Title: _________________________               Title: ________________________


CREDITCOM SERVICES LLC ("CreditComm")

By: ___________________________

Name: _________________________

Title: ________________________